Exhibit 23.1
                                                                    ------------

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 9, 2001, in Amendment No. 1 to the Registration Statement (Form S-2/A No. 333-63188) and related Prospectus of The Morgan Group, Inc. for the registration of 1,248,157 shares of its Class A common stock and 2,200,000 shares of its Class B common stock and to the incorporation by reference therein of our report dated February 9, 2001, with respect to the consolidated financial statements and schedule of The Morgan Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.




                                                /s/ Ernst & Young LLP
                                                Ernst & Young LLP


Greensboro, North Carolina
June 13, 2001